Exhibit 4.21.1

PROMISSORY NOTE

$500,000	November 22, 2010

FOR VALUE RECEIVED, Rosetta Genomics Ltd., a corporation organized under the laws of Israel and with its principal place of business at 10 Plaut St., Rehovot, Israel 76706, and Rosetta Genomics Inc., a Delaware corporate with its principal place of business at 3711 Market Street, Suite 740, Philadelphia, PA 19104 (each a “Maker” and together the “Makers”), hereby promise, jointly and severally, to pay to the order of Prometheus Laboratories Inc., a California corporation, having its principal place of business at 9410 Carroll Park Drive, San Diego, California 92121 (“Holder”), in lawful money of the United States of America the principal amount of Five Hundred Thousand Dollars ($500,000) on or before February 28, 2011.  No interest shall accrue in the interim.

1.           Prepayment.  Makers may voluntarily prepay this Note in whole or in part at any time and from time to time without penalty.

2.           Unsecured.  This Note is unsecured.

3.           Event of Default.  Each of the following shall constitute an Event of Default under this Note:

(a)	Failure by Makers to make any payment of principal under this Note on the due date; or

(b)
A receiver, liquidator or trustee of a Maker or of any property of a Maker, shall be appointed by court order; or a Maker shall be adjudged bankrupt or insolvent; or any of the property of a Maker shall be sequestered by court order; or a petition to reorganize a Maker under any bankruptcy, reorganization or insolvency law shall be filed against a Maker and shall not be dismissed within sixty (60) days after such filing; or

(c)
A Maker shall file a petition in voluntary bankruptcy or requesting reorganization under any provision of any bankruptcy, reorganization or insolvency law or shall consent to the filing of any petition against it under any such law; or

(d)
A Maker shall make a formal or informal assignment for the benefit of its creditors or admit in writing its inability to pay its debts generally when they become due or shall consent to the appointment of a receiver, trustee or liquidator of a Maker or of all or any part of the property of a Maker.

4.           Remedies Upon an Event of Default.  Upon the occurrence and during the continuation of an Event of Default, following five (5) business days’ prior written notice to Makers, Holder may, at its option, declare all outstanding amounts due hereunder, including, without limitation, the entire unpaid principal balance of this Note to be immediately due and payable.  Holder may pursue all avenues of collection available to it, including without limitation by filing any consent judgments related hereto.

5.           Waivers; Severability.  Except as otherwise provided in this Note, Makers hereby waive presentment, demand, protest or notice of any kind in connection with this Note.  No failure on the part of Holder in exercising any right or remedy hereunder, and no single, partial or delayed exercise by Holder of any right or remedy shall preclude the full and timely exercise by Holder at any time of any right or remedy of Holder hereunder without notice.  In the event that any court of competent jurisdiction shall determine that any provision, or portion thereof, contained in this Note shall be unenforceable in any respect, then such provision shall be deemed limited to the extent that such court deems it enforceable, and the remaining provisions of this Note shall nevertheless remain in full force and effect.

6.           Successors and Assigns.  This Note shall be binding upon and enforceable against Makers and Makers’ successors and assigns and shall inure to the benefit of Holder and Holder’s successors, endorsees and assigns.

7.           Governing Law.  This Note shall be governed by, and construed and enforced in accordance with the laws of State of New York, without regard to its principles of conflicts of laws.

8.           Headings.  The headings in this Note are for convenience only and shall not affect the interpretation thereof.

IN WITNESS WHEREOF, Maker has caused this Note to be executed as of the date first above written.

Witness:	ROSETTA GENOMICS LTD.

/s/ signature illegible	By:	/s/ Yoav Chelouche
Name:		Name: Yoav Chelouche
Title: Chairman

ROSETTA GENOMICS INC.

	By:	/s/ Yoav Chelouche
Name: Yoav Chelouche
Title: Chairman